EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                              (dollars in millions)

                               -------------------

                                         Years Ended December 31,
                           ----------------------------------------------------
                             1999       1998       1997       1996       1995
                           --------   --------   --------   --------   --------

Earnings before
   income taxes and
   cumulative effect
   of accounting changes   $ 12,695   $  9,087   $ 10,611   $ 10,683   $  9,347

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                  (197)      (195)      (207)      (227)      (246)
Dividends from less than
   50% owned affiliates          56         70        138        160        202
Fixed charges                 1,363      1,386      1,438      1,421      1,495
Interest capitalized, net
   of amortization               (2)        (5)       (16)        13          2
                           --------   --------   --------   --------   --------
Earnings available for
   fixed charges           $ 13,915   $ 10,343   $ 11,964   $ 12,050   $ 10,800
                           ========   ========   ========   ========   ========

Fixed charges:
Interest incurred:
   Consumer products       $  1,118   $  1,166   $  1,224   $  1,197   $  1,281
   Financial services and
     real estate                 89         77         67         81         84
                           --------   --------   --------   --------   --------

                           $  1,207   $  1,243   $  1,291   $  1,278   $  1,365
Portion of rent expense
   deemed to represent
   interest factor              156        143        147        143        130
                           --------   --------   --------   --------   --------

Fixed charges              $  1,363   $  1,386   $  1,438   $  1,421   $  1,495
                           ========   ========   ========   ========   ========
Ratio of earnings to
   fixed charges               10.2        7.5        8.3        8.5        7.2
                           ========   ========   ========   ========   ========